MAP Pharmaceuticals Resubmits New Drug Application to FDA for LEVADEX® Orally Inhaled Migraine Drug

MOUNTAIN VIEW, Calif., Oct. 16, 2012 /PRNewswire/ -- MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced that it has resubmitted its New Drug Application (NDA) to the United States Food and Drug Administration (FDA) for LEVADEX® orally inhaled migraine drug for the potential acute treatment of migraine in adults.

"We have worked diligently on our LEVADEX resubmission and, based on our dialogue with the FDA, we believe that we have addressed the issues outlined by the FDA in the Complete Response letter we received in March 2012," said Timothy S. Nelson, president and chief executive officer of MAP Pharmaceuticals. "We continue to dedicate ourselves to making this potential new treatment for migraine sufferers available to many of the millions of patients whose migraines are not well treated with the options available today."

About MAP Pharmaceuticals

MAP Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing new therapies to address undermet patient needs in neurology. The Company is developing LEVADEX®, an orally inhaled investigational drug for the acute treatment of migraine. The U.S. Food and Drug Administration (FDA) reviewed the New Drug Application (NDA) for LEVADEX and on March 26, 2012, the Company received a Complete Response letter with respect to this NDA. MAP Pharmaceuticals has entered into a collaboration agreement with Allergan, Inc. to co-promote LEVADEX to neurologists and pain specialists in the U.S. and Canada. The Company also applies its proprietary drug particle and inhalation technologies to generate new pipeline opportunities by enhancing the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history. Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

CONTACT: Christopher Y. Chai, Sr. Vice President and Chief Financial Officer of MAP Pharmaceuticals, Inc., (650) 386-3107; or media, Lisa Borland, (650) 386-3122, lborland@mappharma.com.